Exhibit 10.1

August 18, 2010

David Koos
Entest BioMedical, Inc.
4700 Spring Street, Suite 203
La Mesa, CA  91942
Facsimile: 619-330-2328

Re:           Letter Agreement between Entest BioMedical, Inc. (“Entest”) and TheraCyte, Inc. (“TheraCyte”)

Dear David,

Upon execution of this Letter Agreement by Entest and TheraCyte (together, the “Parties”), and the receipt of 20,000 newly issued Entest BioMedical Inc.’s shares (OTCBB: ENTB) by TheraCyte from Entest, the Parties agree to the following:

1.
TheraCyte will provide up to 25 TheraCyte implantable cell encapsulation devices (the “Devices”) to Entest solely for use by Entest in a ten (10) dog safety study to determine safety of the utilization of the Devices in veterinary cancer applications (the “Safety Study”).  Entest will pay $400 per device (or $10,000 for 25 devices).  The Parties will develop a mutually-agreeable schedule for the delivery of the Devices.   The Devices shall be provided to Entest in sterile packaging and in accordance with TheraCyte’s normal manufacturing process.  TheraCyte is providing the devices for use in the Safety Study without warranty, express or implied, and specifically disclaims any warranty for any specific use or purpose, or its fitness for any use or purpose.  TheraCyte further disclaims any and all liabilities that may result from the use of the Devices by Entest.  Entest hereby agrees to pay the aforementioned $10,000 to TheraCyte for the 25 devices on or prior to October 1, 2010.

2.
During the Safety Study, the parties agree to negotiate in good faith a license and supply agreement whereby TheraCyte would agree to supply Devices to Entest exclusively for use in Entest’s therapy  for veterinary cancer (“Therapy”), and would grant to Entest a non-exclusive, non-transferable, license to use TheraCyte’s  existing patents, trade secrets and know-how related to the Devices (“Licensed Technology”) in connection with the Therapy, using  Devices exclusively supplied by TheraCyte (“Veterinary License and Supply Agreement”).  The license would cover intellectual property relating to the now-existing Device but would exclude intellectual property relating to improvements made to the now-existing Device.  Consideration to TheraCyte pursuant to the Veterinary License and Supply Agreement would be 100,000 shares of ENTB common stock upon execution of the Veterinary License and Supply Agreement, an additional 100,000 shares of ENTB common stock upon Entest reaching an aggregate of $5,000,000 in total revenues, and an additional 100,000 shares of ENTB common stock upon Entest reaching an aggregate of $10,000,000 in total revenues, plus an 8% royalty on net Therapy sales by Entest during the term of the Veterinary License and Supply Agreement (which is understood to be inclusive of any royalties due to others by TheraCyte as a result of such sales), plus a purchase price per Device manufactured and sold by TheraCyte to Entest.  The purchase price per Device would be $350.  Assuming favorable completion of the Safety Study and the Parties reaching mutually-agreeable terms on items not listed here, the Veterinary License and Supply Agreement would be effective upon execution by both Parties and have a term ending December 5, 2017.

3.
At any time after six months from their date(s) of issuance, TheraCyte shall have the right to sell any all shares of ENTB common stock issued pursuant to this letter agreement and/or the Veterinary License and Supply Agreement back to Entest for a purchase price of $1 per share, or to others subject only to the conditions in Rule 144 of the Securities Act of 1933.  Entest also agrees to grant to TheraCyte piggyback rights to sell its unregistered shares in any registered public offering of Entest.

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Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this engagement agreement.

Sincerely,

THERACYTE, INC.

By /s/Paul D. Quadros

Paul D. Quadros
Title:

Agreed and accepted as of the date first above written.

ENTEST BIOMEDICAL, INC.

By /s/David Koos

David Koos
Chairman & CEO